Exhibit 10.5
RETIREMENT AGREEMENT AND GENERAL RELEASE
     THIS AGREEMENT is entered into as of this 14th day of December, 2009, by and between STEVEN C. FUTRELL, an individual, for and on behalf of himself and his successors, heirs, family and assigns (“Futrell”) and CROGHAN BANCSHARES, INC., a corporation organized and existing under the laws of the State of Ohio (“Croghan”);
     WHEREAS, the purpose of this Agreement is to set forth certain understandings which have been reached between Futrell and Croghan;
     WHEREAS, Futrell has been a long-time employee of Croghan and has provided Croghan with long and distinguished service, most recently in the capacity of its President and Chief Executive Officer;
     WHEREAS, Futrell wishes to retire from his employment with Croghan, effective as of the last day of the term of employment contained in the most recent Employment Agreement between him and Croghan (the “Employment Agreement”); and
     WHEREAS, Croghan wishes to provide Futrell, upon his retirement, with certain payments and benefits for his past services to which he is not otherwise entitled under the Employment Agreement.
     NOW, THEREFORE, IT IS AGREED AS FOLLOWS:
     1. Provided that his employment shall not have been earlier terminated, Futrell shall retire from his employment with Croghan effective at the close of business on August 31, 2010 (the “Retirement Date”).
     2. On September 1, 2010, Croghan will pay to Futrell a single lump sum amount equal to (a) the reimbursement for any earned, but unused, vacation days as of the Retirement Date, plus (b) Seventy-Two Thousand Dollars ($72,000), less (c) all applicable payroll deductions, including deductions for federal, state, local and employment taxes.
     3. For the period beginning on September 1, 2010 and ending on November 30, 2010, Futrell will continue to participate in Croghan’s group health plan at no cost to him. For the period beginning on September 1, 2010, and ending on the earlier of (a) the last day of the month in which she attains age sixty-five (65), or (b) the date of her death, Futrell’s spouse will continue to participate in Croghan’s group health plan at no cost to her. In the event that Futrell’s spouse may not continue her participation in Croghan’s group health plan during the entire time period described in the previous sentence, in lieu of such continuation of participation by Futrell’s spouse, Croghan shall contribute toward the purchase of an individual health insurance policy for Futrell’s spouse, during any such time period, a monthly amount equal to the COBRA premium for an individual to continue participation in Croghan’s group health plan.
     4. For the period beginning on December 1, 2010 and ending on February 28, 2012, Croghan will pay the monthly premium for a Medicare supplemental insurance policy covering Futrell.

     5. Beginning on September 1, 2010, to the extent permissible under the terms of such policies, Futrell will continue to be covered under any and all life insurance policies maintained by Croghan on Futrell’s life as of the Retirement Date. Futrell will be responsible for paying all premiums on such policies.
     6. For the period beginning on September 1, 2010, and ending on December 31, 2010, Croghan will continue to pay all fees required to allow Futrell to retain his membership in the Fremont Country Club and the Catawba Island Club. Beginning on January 1, 2011, to the extent that he wishes to retain membership in these clubs, Futrell will be responsible for payment of all fees and expenses.
     7. Croghan will pay all legal fees incurred by Futrell with regard to his retirement planning process, including, but not limited to, all such fees incurred with respect to the negotiation of the terms of this Agreement.
     8. For the period ending on the Retirement Date, Futrell’s employment with Croghan, including, but not limited to, all compensation and benefits payable to him, will be governed by the terms of the Employment Agreement. As of the Retirement Date, the Employment Agreement will be rendered null and void in its entirety and shall have no further force or effect.
     9. Futrell hereby releases and forever discharges Croghan, its operating companies or entities, subsidiary companies or entities, its parent companies or entities, its affiliated companies or entities, their shareholders, officers, directors, trustees, employees, associates, agents, benefit plans, successors and assigns from any and all claims, demands or rights of action which exist as of the Retirement Date, whether contractual, common law or statutory, whether known or unknown, including but not limited to claims which may in any way relate to Futrell’s employment and association with Croghan or the termination of that employment and association, including, but not limited to claims arising under the Age Discrimination in Employment Act.
     10. Futrell shall not, at any time during the twelve (12) month period following the Retirement Date, without the prior written consent of Croghan, directly or indirectly engage in, or have any interest in or manage or operate any bank or financial institution located within a fifty (50) mile radius of Fremont, Ohio, whether such engagement occurs in the capacity of a director, officer, employee, agent, representative, partner, security holder, consultant, or otherwise or solicit any customer or employee of Croghan for any purpose; provided, however, that Futrell shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired is not more than one (1) percent of the outstanding shares of such corporation. In the event that the provisions of this Paragraph 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, then such provisions shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

     11. (a) Except as required pursuant to subparagraph (c) of this Paragraph 11, Futrell shall, in perpetuity, maintain in confidence and shall not directly or indirectly use, disseminate, disclose, or publish, or use for his benefit or the benefit of any person, firm, corporation, or other entity any confidential or proprietary information or trade secrets of or relating to Croghan, including, without limitation, information with respect to Croghan’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory sums, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program, or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material, confidential, and proprietary information and trade secrets and affect the successful conduct of the business of Croghan.
          (b) At the Retirement Date, Futrell shall promptly deliver to Croghan all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents which either concern Croghan’s customers, business plans, marketing strategies, products, or processes, or which contain proprietary information or trade secrets of Croghan.
          (c) Futrell may respond to a lawful and valid subpoena or other legal process seeking any of the information or material referred to in subparagraphs (a) or (b) of this Paragraph 11, but shall give Croghan the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to Croghan and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.
     12. For the period beginning on September 1, 2010 and ending on December 31, 2010, Futrell will make himself available, on an as-needed-basis, to answer any questions or to address any issues required to allow a transition of his duties and responsibilities to the successor President and Chief Executive Officer of Croghan.
     13. Futrell shall not voluntarily make any oral or written statements or reveal any information to any person, company, or agency which may be construed to be negative, disparaging or damaging to Croghan’s reputation or Croghan’s business, or which would interfere in any way with Croghan’s business relations with the general public.
     14. Futrell acknowledges that he has been advised by this writing to consult with an attorney and has had the opportunity to take at least twenty-one (21) days in which to review and consider this Agreement and to consult with legal counsel with respect thereto. Futrell further acknowledges that he has entered into this Agreement voluntarily and of his own free will. Futrell acknowledges his right to revoke this Agreement within seven (7) days following the execution hereof by giving written notice thereof to Croghan. In the event of such revocation, this Agreement shall become null and void and no party hereto shall have any rights or obligations hereunder.

     15. This Agreement shall not be construed in any manner as an admission by Croghan that it has violated any law, policy or procedure or acted wrongfully with respect to Futrell or any other person, or that Futrell has any rights whatsoever against Croghan. Futrell acknowledges that Croghan specifically disclaims any liability to Futrell arising from his employment relationship with Croghan or the termination of that relationship.
     16. This Agreement shall be construed under the laws of the State of Ohio.
     17. For the purpose of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), any reimbursements or in-kind benefits provided under the Agreement shall: (a) first be treated as “separation pay” exempt from Section 409A, including, where applicable (i) the requirement that any reimbursement of medical expenses be provided only during the applicable continuation period available under COBRA, and (ii) that the reimbursement or payment of any other expenses be limited to expenses incurred by no later than the end of the second calendar year following the year in which the Retirement Date occurs and that reimbursement be made by no later than the end of the third calendar year following the year in which the Retirement Date occurs; and (b) thereafter shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
     Signed as of this 14 day of December, 2009.

/s/ Amy LeJeune	/s/ Steven C. Futrell
Witness	STEVEN C. FUTRELL

CROGHAN BANCSHARES, INC.

/s/ Amy LeJeune	By: /s/ James E. Bowlus
Witness	Title: Director/Chair Comp Committee